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                                                                    Exhibit 12.0
                              BANPONCE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                     [- - - - - - - - - - - -Year Ended December 31, - - - - - - - - - - -]
                                                         1994           1993             1992          1991         1990
                                                         ----           ----             ----          ----         ----
Income before income taxes                            $175,177       $132,140         $100,145     $  72,164    $  72,606

Fixed charges:

         Interest expense                              351,633        280,008          300,135       387,134      281,561
         Estimated interest component
           of net rental payments                        5,568          4,827            4,691         4,674        3,007

         Total fixed charges including
           interest on deposits                        357,201        284,835          304,826       391,808      284,568

         Less:  Interest on deposits                   247,726        219,447          253,375       323,717      257,099

         Total fixed charges excluding
           interest on deposits                        109,475         65,388           51,451        68,091       27,469

Income before income taxes and fixed
charges (including interest on deposits)              $523,378       $416,975         $404,971      $463,972     $357,174

Income before income taxes and fixed
charges (excluding interest on deposits)              $284,652       $197,528         $151,596      $140,255     $100,075

Preferred stock dividends                                 $385           $770             $770          $807

Ratio of earnings to fixed charges

         Including Interest on Deposits                    1.5            1.5              1.3           1.2          1.3

         Excluding Interest on Deposits                    2.6            3.0              2.9           2.1          3.6

Ratio of earnings to fixed charges & Preferred
   Stock Dividends

         Including Interest on Deposits                    1.5            1.5              1.3           1.2          1.3
         Excluding Interest on Deposits                    2.6            3.0              2.9           2.0          3.6



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